Exhibit 99.1

NEWS RELEASE

MURPHY OIL CORPORATION NAMES ERIC M. HAMBLY AS PRESIDENT
AND CHIEF EXECUTIVE OFFICER

Roger W. Jenkins Set to Retire After 11 Years as Chief Executive Officer

HOUSTON, Texas, October 2, 2024 – Murphy Oil Corporation (NYSE: MUR) today announced today that its Board of Directors has appointed Eric M. Hambly, Murphy’s current President and Chief Operating Officer, to succeed Roger W. Jenkins as the company's President and Chief Executive Officer, effective January 1, 2025. In addition, Mr. Hambly will become a member of the Board of Directors. Mr. Jenkins will retire from the Board on December 31, 2024. He will remain with Murphy in a non-executive role as an advisor until his retirement on December 31, 2025.

Mr. Hambly holds both bachelor’s and master’s degrees in chemical engineering from Brigham Young University and has completed the Advanced Management Program at Harvard Business School. He has over 26 years in the industry, joining Murphy in 2006. He has since played a vital role in the success of Murphy’s global exploration and production operations with assignments in Malaysia, Singapore, onshore US and offshore US Gulf of Mexico. He became Executive Vice President, Operations, in 2020 and assumed his current position as President and Chief Operating Officer in February 2024.

“It is my pleasure, on behalf of our Board, to congratulate Eric on being named Murphy’s next President and CEO and a member of the Board,” said Claiborne P. Deming, Murphy’s Board Chairman. “Eric’s exceptional leadership and deep understanding of our business and the industry make him an outstanding choice to lead Murphy.” Mr. Jenkins, Murphy’s current CEO, also stated, “Our long-standing succession planning process has prepared us well for this transition. Eric has been critical to much of our success, and I am delighted to support him as we remain committed to the Company’s strategic priorities of Delever, Execute, Explore, Return.”

Mr. Jenkins joined the Company in 2001 after spending 17 years with a major oil company, moving into roles of ever-increasing responsibility which culminated in his election as President and CEO, and Board member in 2013. During his tenure as CEO, he led the company in extensive business development opportunities which resulted in the development of a leading position in the US Gulf of Mexico. He serves on the boards of the American Petroleum Institute and the LSU Foundation. He was LSU Alumni of the Year in 2016, recognized with the Spindletop Award in 2022 and the EY Entrepreneur of the Year, Gulf South region in 2023.

Mr. Deming noted, “The Board is deeply appreciative of Roger’s outstanding leadership during the last 11 years. He has been integral in continuing to build our company and led the development of the company’s Kikeh Field, one of our largest and most profitable projects. Eric, Roger, and the Board of Directors will continue to collaborate closely to ensure a smooth transition for all shareholders, stakeholders and employees.”

ABOUT MURPHY OIL CORPORATION

As an independent oil and natural gas exploration and production company, Murphy Oil Corporation believes in providing energy that empowers people by doing right always, staying with it and thinking beyond possible. Murphy challenges the norm, taps into its strong legacy and uses its foresight and financial discipline to deliver inspired energy solutions. Murphy sees a future where it is an industry leader who is positively impacting lives for the next 100 years and beyond. Additional information can be found on the company’s website at www.murphyoilcorp.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified through the inclusion of words such as “aim”, “anticipate”, “believe”, “drive”, “estimate”, “expect”, “expressed confidence”, “forecast”, “future”, “goal”, “guidance”, “intend”, “may”, “objective”, “outlook”, “plan”, “position”, “potential”, “project”, “seek”, “should”, “strategy”, “target”, “will” or variations of such words and other similar expressions. These statements, which express management’s current views concerning future events, results and plans, are subject to inherent risks, uncertainties and assumptions (many of which are beyond our control) and are not guarantees of performance. In particular, statements, express or implied, concerning the company’s future operating results or activities and returns or the company's ability and decisions to replace or increase reserves, increase production, generate returns and rates of return, replace or increase drilling locations, reduce or otherwise control operating costs and expenditures, generate cash flows, pay down or refinance indebtedness, achieve, reach or otherwise meet initiatives, plans, goals, ambitions or targets with respect to emissions, safety matters or other ESG (environmental/social/governance) matters, make capital expenditures or pay and/or increase dividends or make share repurchases and other capital allocation decisions are forward-looking statements. Factors that could cause one or more of these future events, results or plans not to occur as implied by any forward-looking statement, which consequently could cause actual results or activities to differ materially from the expectations expressed or implied by such forward-looking statements, include, but are not limited to: macro conditions in the oil and gas industry, including supply/demand levels, actions taken by major oil exporters and the resulting impacts on commodity prices; geopolitical concerns; increased volatility or deterioration in the success rate of our exploration programs or in our ability to maintain production rates and replace reserves; reduced customer demand for our products due to environmental, regulatory, technological or other reasons; adverse foreign exchange movements; political and regulatory instability in the markets where we do business; the impact on our operations or market of health pandemics such as COVID-19 and related government responses;

other natural hazards impacting our operations or markets; any other deterioration in our business, markets or prospects; any failure to obtain necessary regulatory approvals; any inability to service or refinance our outstanding debt or to access debt markets at acceptable prices; or adverse developments in the U.S. or global capital markets, credit markets, banking system or economies in general, including inflation. For further discussion of factors that could cause one or more of these future events or results not to occur as implied by any forward-looking statement, see “Risk Factors” in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K that we file, available from the SEC’s website and from Murphy Oil Corporation’s website at http://ir.murphyoilcorp.com. Investors and others should note that we may announce material information using SEC filings, press releases, public conference calls, webcasts and the investors page of our website. We may use these channels to distribute material information about the company; therefore, we encourage investors, the media, business partners and others interested in the company to review the information we post on our website. The information on our website is not part of, and is not incorporated into, this news release. Murphy Oil Corporation undertakes no duty to publicly update or revise any forward-looking statements.

Investor Contacts: InvestorRelations@murphyoilcorp.com Kelly Whitley, 281-675-9107 Megan Larson, 281-675-9470 Beth Heller, 832-506-6831